Exhibit 10.13

Mistras Group, Inc.

Compensation Plan for Non-Employee Directors

June 2011

Eligible Participants:	Members of the Mistras Group Board of Directors who are not employees of the Company.

Annual Retainer:

$30,000 per year, payable quarterly at the beginning of each fiscal quarter, beginning the first quarter of fiscal 2012.

This amount will be paid in cash, but a director may elect to receive this retainer in Company common stock, to be granted under the Mistras 2009 Long-Term Incentive Plan (“LTIP”), rather than cash.

Committee Chair Fees:	Committee Chairperson of the following committees shall receive the annual fees set for the below, which shall be paid quarterly with the annual retainer:

Audit Committee: $10,000

Compensation Committee: $7,500

Corporate Governance Committee: $7,500 This amount will be paid in cash, but a director may elect to receive these fees in Company common stock, to be granted under the LTIP, rather than cash.

Annual Equity Awards:	$40,000 of Company common stock, to be granted under the LTIP. This award will be made as soon as possible following the annual shareholders meeting.

Dates of Equity Awards:

All equity awards will be granted during an open trading period and, unless circumstances require otherwise (as determined by the Company’s General Counsel), will be made on the first day of trading during an open trading period pursuant to the Company’s Insider Trading Compliance Policy.

Pro Rata Awards:

If a director is elected to the Board other than at an annual meeting, the director will receive a pro rata portion of director compensation for that year. For the retainer and committee chair fees paid quarterly, the payment during the quarter in which the director is elected will be prorated based upon the number of months in the quarter the director serves on the Board. In the case of the annual equity award, the award will be prorated based upon the number of months remaining before the expected date of next annual shareholders meeting, but excluding the month of the next annual shareholders meeting. The month in which the director is elected to the Board will be considered a whole month.